EXHIBIT 99.1

Monmouth Community Bancorp Reports 170% Increase in Quarterly Earnings

LONG BRANCH, NEW JERSEY, April 29, 2004, (NASDAQ Small Cap Market; MCBK) Monmouth Community Bancorp and its wholly-owned subsidiary, Monmouth Community Bank, N.A., reported net income of $294 thousand for the three-month period ended March 31, 2004, as compared to $109 thousand for the same period of 2003, representing an increase of 170%. Basic and diluted earnings per share for the three-month period ended March 31, 2004, were $.19 and $.18, respectively, as compared to $.07 for both basic and diluted for the same period in 2003.

James S. Vaccaro, Chairman and CEO of Monmouth Community Bancorp, commented that, "we entered the year 2004 with a healthy amount of cautious optimism in reference to the general health of the local economy and attendant quality loan demand and deposit growth for Monmouth Community Bank, N.A. Based upon improving economic evidence and the positive balance sheet and operating momentum experienced during the fourth quarter of 2003, we were anticipating that early 2004 would continue to yield positive comparative financial performance figures. We are pleased to report that the actual results of operations and balance sheet growth for the first three months of 2004 were consistent with our expectations."

Assets, at March 31, 2004, totaled $237.3 million or 6.6% higher than the year-end 2003 total of $222.6 million. Loans, net of the allowance for loan losses, closed the quarter at $120.9 million, an increase of $5.1 million over the year-end 2003 total of $115.8 million. The allowance for loan losses, at March 31, 2004, equaled 1.17% of total loans, or $1.4 million. Balance sheet growth was funded by increased deposits as Monmouth Community Bank, N.A. continued to attract a greater market share in each of its six branch locations. Deposits, at March 31, 2004, totaled $216.0 million, an increase of $8.8 million, or 4.3% over the December 31, 2003 total of $207.2 million.

Monmouth Community Bancorp is the holding company and sole shareholder of Monmouth Community Bank, N.A., a nationally chartered commercial bank which commenced operations in the second half of 1998. Monmouth Community Bank, N.A. provides a full range of banking services to both individual and business customers through six, full-service branch facilities located in Monmouth County, New Jersey. A seventh branch facility, to be located in Ursula Plaza on Ocean Boulevard in the North End of Long Branch, is expected to commence construction in May of 2004 and become fully operational by late summer. Monmouth Community Bancorp is traded on the NASDAQ SmallCap Market under the trading symbol "MCBK" and can be accessed through the internet at www.MCBNA.com.

Statements about the future expectations of Monmouth Community Bancorp and Monmouth Community Bank, N.A. including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental


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regulation on Monmouth Community Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Monmouth Community Bank, N.A. competes.

CONTACTS:
Monmouth Community Bank, N.A.
James S. Vaccaro, Chairman and CEO, 732-571-1300
Anthony Giordano, III, EVP and CFO, 732-923-1115